UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2008
TEKELEC

(Exact name of registrant as specified in its charter)

California	000-15135	95-2746131

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5200 Paramount Parkway, Morrisville, North Carolina	27560

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (919) 460-5500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement	1

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Item 1.01 Entry into a Material Definitive Agreement.
     On December 16, 2008, Tekelec, a California corporation (“Tekelec”), its subsidiary, Tekelec International, SPRL, a private company with limited liability incorporated in Belgium (the “Purchaser”), mBalance Holding B.V., a private company with limited liability incorporated in the Netherlands (the “Selller”), J.M. van Ouwerkerk, an individual, E.J.L. Nooren, an individual, MVO Consulting B.V., a private company with limited liability incorporated in the Netherlands, Nooren Consulting B.V., a private company with limited liability incorporated in the Netherlands, and WD-IT Holding B.V., a private company with limited liability incorporated in the Netherlands, entered into a Share Purchase Agreement pursuant to which, on December 16, 2008 (the “Closing Date”), the Purchaser acquired from the Seller all of the outstanding shares (the “Shares”) of mBalance Group B.V., a limited liability company incorporated in the Netherlands (“mBalance”).
     Under the terms of the Share Purchase Agreement, the Purchaser paid an initial purchase price for the Shares of 28,000,000 Euros (approximately $39.5 million) in cash, consisting of (i) 22,400,000 Euros (approximately $31.5 million), which was paid in cash to the Seller on the Closing Date, and (ii) 5,600,000 Euros (approximately $8.0 million) which, pursuant to the terms of an Escrow Agreement, was placed into escrow with a third party escrow agent for up to two years following the Closing Date for the satisfaction of any indemnification claims made by the Purchaser under the Share Purchase Agreement. The initial purchase price is subject to a working capital adjustment based on the difference between mBalance’s working capital on the Closing Date and target working capital of 4.8 million Euros (approximately $6.7 million). All of the U.S. Dollar equivalents in this Item 1.01 are based on an exchange rate as of the Closing Date.
     As part of the consideration for the Shares, the Purchaser may also pay to the Seller additional cash earn-out payments in the aggregate amount of up to 14,000,000 Euros (approximately $19.7 million). The earn-out payment may be earned based on the extent to which, during two earn-out periods, Tekelec and its affiliates (including mBalance) achieve certain purchase order thresholds for the sale of SMS (short message service) products, including the mBalance products and services. The first earn-out period commenced on the Closing Date and continues through December 31, 2009; the second earn-out period commences on January 1, 2010 and continues through December 31, 2010. The maximum amount of any potential remaining earn-out payment(s) will become immediately due and payable under certain circumstances in the event of (i) a change of control of the Purchaser and the acquiror’s discontinuance of the Purchaser’s SMS Solutions product line (which includes the mBalance business) or (ii) the Purchaser’s sale of 51% or more of its SMS Solutions business accompanied or followed by Purchaser’s decision to phase out or exit the SMS business.
     Tekelec has guaranteed to the Seller the performance by the Purchaser of its obligations under the Share Purchase Agreement, and Tekelec will indemnify the Seller against losses suffered due to any breach by the Purchaser of those obligations.
     Prior to the closing of the purchase transaction, Tekelec and mBalance were parties to an original equipment manufacturer agreement pursuant to which Tekelec was given rights to resell and incorporate mBalance software into Tekelec products.

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     The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreement, a copy of which will be included as an exhibit to Tekelec’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission for Tekelec’s fiscal year ending December 31, 2008.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tekelec
Dated: December 22, 2008	By:	/s/ William H. Everett
William H. Everett
Executive Vice President and Chief Financial Officer

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